Investor Relations: Todd Taylor	Media Relations: Timothy G. Weir, APR
Email: ttaylor@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5105	Phone: (812) 962-5128
FOR IMMEDIATE RELEASE

Accuride Issues 2016 Guidance
	Net sales of $650 million to $700 million
	Adjusted EBITDA of $65 million to $80 million

EVANSVILLE, Ind. – February 9, 2016 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the North American and European commercial vehicle industries – today issued fiscal year 2016 guidance for net sales and Adjusted EBITDA and reconfirmed its previous guidance for fiscal year 2015.

2016 Guidance Issued
Accuride expects 2016 net sales to be in the range of $650 million to $700 million, with Adjusted EBITDA in the range $65 million to $80 million. The Company is basing these expectations for its 2016 guidance on the following projections for North American commercial vehicle production and other key assumptions for the year:

·	Class 8 production levels in the range of 240,000 to 260,000 units
·	Class 5-7 production levels in the range of 220,000 to 240,000 units
·	Trailer production in the range of 270,000 to 290,000 units
·	European heavy and medium duty truck builds in the range of 510,000 to 530,000 units
·	Commercial vehicle aftermarket growth in the range of 1 percent to 3.5 percent
·	Brillion business unit net sales down 15 percent to 20 percent versus prior year
·	Full year consolidation of Gianetti results

2015 Guidance Reconfirmed
	Net sales of $675 million to $700 million
	Adjusted EBITDA of $80 million to $85 million
	Free cash flow of $10 million to $15 million

Accuride expects to release its final 2015 financial results in late-February after it completes its year-end audit process and its ongoing goodwill and asset impairment analysis. Based on previously reported and on-going declines in Brillion's end-markets, the Company expects that it will record a non-cash goodwill impairment charge of up to $4.4 million, which represents the current amount of goodwill recorded on the books of the Brillion business unit.

Commenting on Accuride's reconfirmed 2015 guidance, President and CEO Rick Dauch said, "Accuride expects to report another year of strong results in 2015 despite the significant end-market challenges in our Brillion segment, which is highly exposed to the oil & gas market. The Wheels and Gunite segments performed exceptionally well as their award-winning facilities operated at higher efficiencies and both businesses further improved their market share positions.  Having completed a concentrated period of capital investment needed to fix the business, we continue to expect to report strong cash flow and demonstrate a solid liquidity position. We also expanded our footprint beyond North America in 2015 by acquiring a majority stake in Gianetti Ruote, located in Italy.  This strategic move leverages our current customer base and allows us to develop new international relationships leading to growth and increased end-market diversification.

"Looking toward 2016, we expect our top line growth to be impacted by the decline in Class 8 production in North America, as it returns to normalized levels, and the continued softness in Brillion's end markets. Countering these factors is expected demand strength in the North American medium-duty truck, trailer and related aftermarkets as well as the full year results of the Gianetti business. While our profitability will be impacted by the decline in North America revenue and a continued effort to bring the Gianetti facility up to Accuride's operating standards, we expect to maintain our strong liquidity position."

Accuride to Webcast BB&T Capital Markets Conference Presentation
Rick Dauch, Accuride President & CEO, and Michael Hajost, Senior Vice President & Chief Financial Officer, will speak to the investment community on Wednesday, February 10, 2016, beginning at 10:00 a.m. EST.  Accuride's presentation will be broadcast live through an audio webcast available at the Investors section of the company's website – www.accuridecorp.com/investors.  Presentation slides will be available for download at the site and the webcast will be available for replay following the event.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industry. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, Gianetti RuoteTM and BrillionTM.  Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company's website at http://www.accuridecorp.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride's expectations, hopes, beliefs, and intentions with respect to future results. Such statements are subject to the impact on Accuride's business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride's Securities and Exchange Commission filings, including those described in Item 1A of Accuride's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any forward-looking statement reflects only Accuride's belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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